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                         Consent of Independent Auditors

The Board of Directors
  of RenaissanceRe Holdings Ltd.:

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of RenaissanceRe Holdings Ltd. for the registration of 1,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated January 28, 2000 with respect to the consolidated financial statements of RenaissanceRe Holdings Ltd. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1999 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.

                                       /s/ Ernst & Young

Hamilton, Bermuda
June 2, 2000